Exhibit 23.2

KPMG Auditores Consultores Ltda. Av. Isidora Goyenechea 3520, Piso 2 Las Condes, Santiago, Chile	Teléfono +56 (2) 2798 1000 Fax +56 (2) 2798 1001 www.kpmg.cl

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Empresa Nacional de Electricidad S.A.

We consent to the use of our report dated December 21, 2015, with respect to the combined statements of financial position of Endesa Américas as of December 31, 2014, 2013 and January 1, 2013, and the related combined statements of comprehensive income, changes in equity, and cash flows for the years ended December 31, 2014 and 2013, included herein. Our report draws attention to Notes 1 and 2 to the combined financial statements, which describes their basis of preparation, including the approach to and the purpose for preparing them.

/s/ KPMG
KPMG Auditores Consultores Ltda.
Santiago, Chile
March 28, 2016

KPMG Auditores Consultores Ltda, a Chilean limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. All rights reserved.